eXHIBIT 10.5

Continuing Guaranty Agreement

THIS CONTINUING GUARANTY AGREEMENT (this “Guaranty”) made as of June 2, 2016 by and between JETPAY CORPORATION, a Delaware corporation (“Guarantor”) and FIFTH THIRD BANK, an Ohio banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Lender extended credit and financial accommodations to CSI ACQUISITION SUB ONE, LLC, a Delaware limited liability company (“Borrower”), pursuant to that certain Revolving Promissory Note of even date herewith in the original principal amount of $500,000.00 (the “Revolving Note”) and all agreements, instruments and documents executed or delivered in connection with the foregoing or otherwise related thereto (together with any amendments, modifications, or restatements thereof, the “Loan Documents”); and

WHEREAS, Guarantor is affiliated with Borrower and, as such, shall be benefited directly by the transaction contemplated by the Loan Documents, and has agreed to execute this Guaranty in order to induce Lender to enter into such transaction.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, Guarantor hereby guarantees, promises and undertakes as follows:

1.             GUARANTY.

(a)          Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Lender the full and prompt payment and performance when due (whether at maturity by acceleration or otherwise) of all obligations of Borrower under the Note or any of the Loan Documents.

(b)          This Guaranty is a continuing guaranty of payment, and not merely of collection, that shall remain in full force and effect until expressly terminated in writing by Lender, notwithstanding the fact that no Obligations may be outstanding from time to time. Such termination by Lender shall be applicable only to transactions having their inception after the effective date thereof, and shall not affect the enforceability of this Guaranty with regard to any Obligations arising out of transactions having their inception prior to such effective date, even if such Obligations shall have been modified, renewed, compromised, extended, otherwise amended or performed by Lender subsequent to such termination. In the absence of any termination of this Guaranty as provided above, Guarantor agrees that Guarantor’s obligations hereunder shall not be deemed discharged or satisfied until the Obligations are fully paid and performed, and no such payments or performance with regard to the Obligations is subject to any right on the part of any person whomsoever, including but not limited to any trustee in bankruptcy, to recover any of such payments; provided, however, that upon payment in full of the Obligations and the expiration of the recovery period set forth in this sentence, Lender agrees to deliver to Guarantor (upon Guarantor’s request) a written release and termination of this Guaranty. If any such payments are so set aside or settled without litigation, all of which is within Lender’s discretion, Guarantor shall be liable for the full amount Lender is required to repay, plus costs, interest, reasonable attorneys’ fees and any and all expenses that Lender paid or incurred in connection therewith. A successor of Borrower, including Borrower in its capacity as debtor in a bankruptcy reorganization case, shall not be considered to be a different person than Borrower; and this Guaranty shall apply to all Obligations incurred by such successor.

(c)          Guarantor agrees that Guarantor is directly and primarily liable to Lender and that the Obligations hereunder are independent of the Obligations of Borrower and, moreover, that any payment by Borrower or Guarantor shall not reduce the liability of Guarantor to Lender under this Guaranty. The liability of Guarantor hereunder shall survive discharge or compromise of any Obligation of Borrower in bankruptcy or otherwise. Lender shall not be required to prosecute or seek to enforce any remedies against Borrower on account of the Obligations, or to seek to enforce or resort to any remedies with respect to any collateral granted to Lender by Borrower or any other party on account of the Obligations, as a condition to payment or performance by Guarantor under this Guaranty.

(d)          Lender may, without notice or demand and without affecting its rights hereunder, from time to time: (i) renew, extend, accelerate or otherwise change the amount of, the time for payment of, or other terms relating to, any or all of the Obligations, or otherwise modify, amend or change the terms of the Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, (ii) take and hold collateral for the payment of the Obligations guaranteed hereby, and exchange, enforce, waive, and release any such collateral, and apply such collateral and direct the order or manner of sale thereof as Lender in its discretion may determine. Accordingly, Guarantor hereby waives notice of any and all of the foregoing.

(e)          Guarantor hereby waives all defenses, counterclaims and off-sets of any kind or nature, whether legal or equitable, that may arise: (i) directly or indirectly from the present or future lack of validity, binding effect or enforceability of the Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, (ii) from Lender’s impairment of any collateral, including the failure to record or perfect the Lender’s interest in the collateral, or (iii) by reason of any claim or defense based upon an election of remedies by Lender in the event such election may, in any manner, impair, affect, reduce, release, destroy or extinguish any right of contribution or reimbursement of Guarantor, or any other rights of the Guarantor to proceed against any other guarantor, or against any other person or any collateral.

(f)          Guarantor hereby waives all presentments, demands for performance or payment, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default or nonpayment, notice of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Obligations, and all other notices or formalities to which Guarantor may be entitled, and Guarantor hereby waives all suretyship defenses, including but not limited to all defenses set forth in the Delaware Uniform Commercial Code, as revised from time to time (the “UCC”) to the full extent such a waiver is permitted thereby.

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(g)          Guarantor  hereby irrevocably subordinates to the rights and remedies of Lender for the payment and performance of such Obligations, all of Guarantor’s legal and equitable rights to recover from Borrower any sums paid by the Guarantor under the terms of this Guaranty, including without limitation all rights of subrogation and all other rights that would result in Guarantor being deemed a creditor of Borrower under the federal Bankruptcy Code or any other law, and Guarantor hereby waives any right to assert in any manner against Lender any claim, defense, counterclaim and offset of any kind or nature, whether legal or equitable, that Guarantor may now or at any time hereafter have against Borrower or any other party liable to Lender; provided, however, that nothing set forth herein shall be deemed to subordinate or impair Guarantor’s legal and equitable rights to recover any management fees owed by Borrower to Guarantor. Guarantor hereby waives any right to assert in any manner against Lender any claim, defense, counterclaim and offset of any kind or nature, whether legal or equitable, that Guarantor may now or at any time hereafter have against Borrower other than payment of the Obligations.

2.             REPRESENTATIONS, WARRANTIES AND COVENANTS. Guarantor hereby represents, warrants and covenants that the execution, delivery and performance by Guarantor of this Guaranty will not violate any provision of law or regulation applicable to Guarantor, or any writ or decree of any court or governmental instrumentality, or any instrument or agreement to which Guarantor is a party or by which Guarantor may be bound; this Guaranty is a legal, valid, and binding obligation of said Guarantor, enforceable in accordance with its terms; and there is no action or proceeding before any court or governmental body agency now pending that may materially adversely affect the condition (financial or otherwise) of Guarantor.

3.             EVENTS OF DEFAULT. Any of the following occurrences shall constitute an “Event of Default” under this Guaranty:

(a)          An Event of Default occurs under the terms of the Note or any other Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, as “Event of Default” shall be defined therein.

(b)          Guarantor shall fail to observe or perform any covenant, condition, or agreement under this Guaranty for a period of thirty (30) days from the date of such breach, or any representation or warranty of Guarantor set forth in this Guaranty shall be materially inaccurate or misleading when made or delivered.

(c)          The monetary default by Guarantor under the terms of any indebtedness of Guarantor now or hereafter existing, which default has not been cured within any time period permitted pursuant to the terms, and conditions, of such indebtedness and which would impair Lender’s ability to exercise its rights under the Loan Documents.

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(d)          The commencement by Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of Guarantor in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Guarantor, or for any substantial part of Guarantor’s property, or ordering the wind-up or liquidation of Guarantor’s affairs; or the filing and pendency for thirty (30) days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Guarantor of any general assignment for the benefit of creditors; or the failure of Guarantor generally, to pay Guarantor’s debts as such debts become due; or the taking of action by Guarantor in furtherance of any of the foregoing.

(e)          The revocation or attempted revocation of this Guaranty by Guarantor before the termination of this Guaranty in accordance with its terms, or the assignment or attempted assignment of this Guaranty by Guarantor.

4.             REMEDIES.

(a)          Whenever any Event of Default as defined herein shall have occurred and be continuing, Lender, in its sole discretion, may take any remedial action permitted by law or in equity or by the Loan Documents or any other document or instrument evidencing, securing or otherwise relating to the Obligations, including demanding payment in full of all sums guaranteed hereby, plus any accrued interest or other reasonable, documented expenses.

(b)          If Lender should employ attorneys or incur other expenses for the enforcement of this Guaranty, Guarantor, on demand therefor, shall reimburse the reasonable, documented, out-of-pocket fees of such attorneys and such other expenses to the extent permitted by law.

(c)          No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity or by statute. No delay or omission on the part of Lender to exercise any right or remedy shall be construed to be a waiver thereof, but any such right or remedy may be exercised from time to time and as often as may be deemed expedient thereby, and a waiver on anyone occasion shall be limited to that particular occasion.

5.             FINANCIAL CONDITION OF BORROWER. Guarantor is presently informed of the financial condition of Borrower and of all other circumstances that a diligent inquiry would reveal and which would bear upon the risk of nonpayment of any of the Obligations. Guarantor hereby covenants that Guarantor shall continue to keep informed of such matters, and hereby waives Guarantor’s right, if any, to require Lender to disclose any present or future information concerning such matters.

6.             SUBORDINATION. All indebtedness and liability now or hereafter owing by Borrower to Guarantor is hereby postponed and subordinated to the Obligations owing to Lender; and such indebtedness and liability to Guarantor, if Lender so requests, shall be collected, enforced and received by Guarantor as trustee for Lender and be paid over to Lender on account of the Obligations.

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7.             NOTICES. Any notices under or pursuant to this Guaranty shall be deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

To Guarantor:	JETPAY CORPORATION
1175 Lancaster Ave.
Suite 200
Berwyn, PA 19312
Attn: Gregory M. Krzemien, Chief Financial Officer

To Lender:	Fifth Third Bank
201 E. Kennedy Avenue, Suite 2000
Tampa, Florida 33602
Attention: Brian J. Holliday

Either party may change such address by sending notice of the change to the other party.

8.             MISCELLANEOUS.

(a)          This Guaranty is the complete agreement of the parties hereto and supersedes all previous understandings and agreements relating to the subject matter hereof. Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against whom enforcement of the termination, amendment, supplement, waiver or modification is sought.

(b)          As the context herein requires, the singular shall include the plural and one gender shall include one or both other genders. The liability of Guarantor hereunder shall be joint and several with any other Person that guarantees the Obligations described hereunder.

(c)          This Guaranty shall inure to the benefit of Lender’s successors and assigns and shall be binding upon the heirs, executors, administrators and successors of Guarantor. This Guaranty is not assignable by Guarantor.

(d)          If any provision of this Guaranty or the application thereof to any person or circumstance is held invalid, the remainder of this Guaranty and the application thereof to other persons or circumstances shall not be affected thereby.

(e)          This Guaranty shall be governed by and construed in accordance with the laws of the State of Florida. Guarantor agrees that the state and federal courts located in Hillsborough County, Florida in which Lender shall initiate proceedings shall jurisdiction over all matters arising out of this Guaranty.

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(f)          GUARANTOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS RELATED THERETO.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

GUARANTOR:

JETPAY CORPORATION, a Delaware corporation

By:	/s/ Peter B. Davidson
Name: Peter B. Davidson
Title: Vice Chairman and Corporate Secretary

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